Filed Pursuant To Rule 433

Registration No. 333-233191

November 18, 2019

EMI Strategic Marketing

SSG1506
10/23/2019
Page 2

## Twitter

| | |
|---|---|
| **Posts Link to:** | https://us.spdrs.com/en/etf/spdr-gold-shares-GLD |
| AdTrax code: | NA |
| Exp. Date: | NA |
| ALPS code (if applicable): | |

## Tweet 1

### Post Copy

Happy birthday, $GLD! 🥳🥳

See how much the first—not to mention the largest and most liquid—US #gold #ETF has grown in 15 years! [Bit.ly – placeholder!] #GLD15

### Image


#GLD15
The largest and most liquid gold-backed ETF turns 15
Source: Bloomberg Finance L.P. & State Street Global Advisors; based on $44B in AUM and $1.7B in average 30-day trading volume as of September 30,2019.
STATE STREET GLOBAL ADVISORS SPDR®
Learn More >

### Link Title

GLD at 15

Information Classification: Limited Access

EMI Strategic Marketing ssgi506 10/23/2019 Page 3 Tweet 2 Post Copy On November 18, 2004 we launched the first US #gold #ETF, $GLD, with @GOLDCOUNCIL. 15 years later, GLD owns over 73,000 bars of gold! Learn more as we celebrate #GLD15: [Bit.ly - placeholder!] Image Did You Know? 15 years after launching, GLD owns over 73,000 gold bars. Source: state street global advisors and word gold council, as of 10/31/2019 STATE STREETS Global Advisors SPDR Learn More > Link Title GLD Turns 15 Years Old Information Classification: Limited Access

EMI Strategic Marketing ssg1506 10/23/2019 Page 4 Tweet 3 Post Copy #DidYouKnow? In the 15 years since $GLD launched as the first US #gold #ETF 11 other gold-related ETFs have followed! Learn more about this trendsetter, as we celebrate #GLD15 [Bit.ly - placeholder!] Source: ETF.com and State Street Global Advisors, as of 11/06/2019 Image #GLD15 Celebrating 15 years of the first US gold ETF STATE STREET Global Advisors SPDR Learn More > Link Title Happy 15th Birthday GLD Information Classification: Limited Access

EMI Strategic Marketing SSG1506 10/23/2019 Page 5 Tweet 4 Post Copy 15 years ago, $GLD launched as the first US #gold #ETF. Now, it’s the world’s largest and most liquid gold ETF! Happy birthday, GLD! Learn more: [Bit.ly - placeholder!] #GLD15 Image Happy Birthday GLD! Celebrating 15 years of the Largest and most liquid gold ETF source: Bloomberg Finance L.P. & State Street Globa! Advisors; based on $44B in AUM and $1.7B in average 30-day trading volume as of September 30, 2019. STATE STREET ADVISORS SPDR Learn More > Link Title Celebrating 15 Years of GLD Information Classification: Limited Access

EMI Strategic Marketing

SSG1506
10/23/2019
Page 6

## Tweet 5:

**Post Copy**

Fun fact: On November 18th, $GLD celebrated its 15th birthday.

Funner fact: The total weight of gold bars in GLD is over 1.9 million pounds—as much as roughly 65,000 Thanksgiving turkeys! 🦃 😲

Learn more about GLD: [Bit.ly – placeholder!] #GLD15

**Image**


Did You Know?
15 years after launching, the total weight of gold bars in GLD is equivalent to roughly 65,000 Thanksgiving turkeys.
Total weight of gold bars in GLD is 1,986,808 lbs. (converted from fine troy ounces). Source: State Street Global Advisors, as of 11/12/2019.
Average US turkey weight is 30.5 lbs. Source: Business Insider, 11/21/2018.
STATE STREET GLOBAL ADVISORS SPDR®
Learn More >

**Link title**

GLD at 15

Information Classification: Limited Access

EMI Strategic Marketing SSG1506 10/23/2019 Page 7 LinkedIn Company Page Post: Links to: https://us.spdrs.com/en/etf/spdr-gold-shares-GLD AdTrax code: NA Exp. Date: NA ALPS code (if applicable): Birthday Celebration Post 1 (Company page) Post Copy Happy birthday, GLD! See how much the first—not to mention the largest and most liquid—US gold ETF has grown in 15 years! [Bit.ly - placeholder!] #GLD15 Image #GLD15 The largest and most liquid gold-backed ETF turns 15 Source: Bloomberg Finance L.P. & State Street Global Advisors; based on $44B in AUM and $1,7B in average 30-day trading volume as of September 30,2019, STATE STREET Global Advisors SPDR Learn More > Link Title GLD Turns 15 Years Old Information Classification: Limited Access

EMI Strategic Marketing

SSG1506
10/23/2019
Page 8

## Post 2 (DSU)

**Post Copy**

On November 18, 2004 we launched the first US gold ETF, GLD, with @GOLDCOUNCIL. 15 years later, GLD owns over 73,000 bars of gold!

Learn more as we celebrate #GLD15: [Bit.ly – placeholder!]

**Image**


Did You Know?
15 years after launching, GLD owns over 73,000 gold bars.
Source: State Street Global Advisors and World Gold Council, as of 10/31/2019
STATE STREET GLOBAL ADVISORS SPDR®
Learn More >

**Link Title**

Happy 15th Birthday GLD

Information Classification: Limited Access

EMI Strategic Marketing SSG1506 10/23/2019 Page 9 Post 3 (DSU) Post Copy Did you know? In the 15 years since GLD launched as the first US gold ETF, 11 other gold- related ETFs have followed! Learn more about this trendsetter, as we celebrate #GLD15 [Bit.ly - placeholder!] Source: ETF.com and State Street Global Advisors, as of 11/06/2019 Image #GLD15 Celebrating 15 years of the first US gold ETF STATE STREET GLOBAL ADVISOR SPDR Learn More > Link Title Celebrating 15 Years of GLD Information Classification: Limited Access

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.